November 1, 2014

Superior Industries International, Inc.
Senior Secured Credit Facility
Commitment Letter
Superior Industries International, Inc.
7800 Woodley Avenue
Van Nuys, California 91406
Attention: Kerry Shiba, Executive Vice President
and Chief Financial Officer

Ladies and Gentlemen:
You (the “Borrower” or “you”) have requested that J.P. Morgan Securities LLC (“JPMorgan” or the “Lead Arranger”), agree to structure and arrange a senior secured revolving credit facility in an initial aggregate principal amount of $100,000,000 (the “Facility”), that JPMorgan Chase Bank, N.A. (“JPMCB”) and Wells Fargo Bank, National Association (“WFB” and, collectively with JPMCB, the “Commitment Parties”; the Lead Arranger and the Commitment Parties are sometimes referred to herein as “we” or “us”) commit to provide the entire principal amount of the Facility, that JPMCB agree to serve as administrative agent for the Facility and that WFB agree to serve as syndication agent for the Facility.
The Lead Arranger is pleased to advise you that it is willing to act as the sole lead arranger and sole bookrunner for the Facility. Furthermore, (i) JPMCB is pleased to advise you of its several commitment to provide $60,000,000 of the Facility and (ii) WFB is pleased to advise you of its several commitment to provide $40,000,000 of the Facility, in each case on the hereinafter defined Closing Date upon the terms and subject to the conditions set forth or referred to in this commitment letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet” and, together with this commitment letter, the “Commitment Letter”).
It is agreed that JPMCB will act as the sole and exclusive administrative agent, that WFB will act as the sole and exclusive syndication agent and that the Lead Arranger will act as the sole and exclusive lead arranger and bookrunner for the Facility. You agree that no other agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and in the Fee Letter referred to below) will be paid in connection with the Facility unless you and JPMorgan shall so agree.
You hereby authorize the Lead Arranger and the Commitment Parties to download copies of the Borrower’s trademark logos from its website and use the logos in any advertisements (to which you have consented, such consent not to be unreasonably withheld) that the Lead Arranger or any Commitment Party may place after the closing of the Facility in financial and other newspapers and journals, or otherwise, at its own expense describing its services to the Borrower hereunder.

The Lead Arranger will have no responsibility other than to assist in the structuring and arrangement of the Facility and the Lead Arranger is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the arrangement of the Facility (including in connection with determining the terms of the Facility) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against the Lead Arranger or the Commitment Parties based on an alleged breach of fiduciary duty by the Lead Arranger or the Commitment Parties in connection with this Commitment Letter and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that the Lead Arranger and the Commitment Parties are not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and neither the Lead Arranger nor the Commitment Parties shall have any responsibility or liability to the Borrower with respect thereto. Any review by the Lead Arranger or the Commitment Parties of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Lead Arranger and the Commitment Parties and shall not be on behalf of the Borrower.
You agree promptly to prepare and provide to the Lead Arranger and the Commitment Parties all information with respect to the Borrower, its subsidiaries and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and structuring of the Facility. You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to the Lead Arranger or the Commitment Parties by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to the Commitment Parties or the Lead Arranger by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that (A) such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material and (B) the Projections are subject to significant uncertainties and contingencies and no assurance can be given that the projected results will be realized). If, at any time prior to the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances. You understand that in arranging and structuring the Facility we may use and rely on the Information and Projections without independent verification thereof.
As consideration for each Commitment Party’s commitment hereunder and the Lead Arranger’s agreement to perform the services described herein, you agree to pay to the Commitment Parties and the Lead Arranger the nonrefundable fees set forth in Annex I to the Term Sheet and, in the case of the annual administration fee payable to JPMCB as administrative agent for Facility, in the Fee Letter dated the date hereof and delivered herewith (collectively, the “Fee Letter”).
Each Commitment Party’s commitment hereunder and the Lead Arranger’s agreement to perform the services described herein are subject to (a) there not occurring any Material Adverse Effect, (b) our not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting the Borrower or the transactions contemplated hereby which, in our judgment, is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) the negotiation, execution and delivery on or before December 15, 2014 of Credit Documentation (as defined in the Term Sheet) satisfactory to the Commitment Parties and the Lead Arranger and (d) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of each Commitment Party’s commitment hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of each Commitment Party, the Lead Arranger and the Borrower. As used herein, “Material Adverse Effect” means any fact, change, event, circumstance or occurrence affecting the Borrower and its subsidiaries that, individually or in the aggregate (taking into account all other such facts, changes, events, circumstances or occurrences), has had, or would be reasonably likely to have, a materially adverse effect (whether or not durationally significant) upon the assets, business, operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole. Material Adverse Effect will not include: (i) any fact, change, event, circumstance or occurrence to the extent constituting, resulting from or arising out of changes, events or developments in or affecting the industry in which the Borrower operates that does not have a disproportionate effect on the Borrower and its subsidiaries, taken as a whole, including, without limitation, material changes in procurement and distribution policies and methods by customers; (ii) any fact, change, event, circumstance or occurrence to the extent constituting, resulting from or arising out of national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack that does not have a disproportionate effect on the Borrower and its Subsidiaries, taken as a whole; (iii) any fact, change, event, circumstance or occurrence to the extent constituting, resulting from or arising out of changes, events or developments in financial or securities markets, general business conditions or the economy in general which does not have a disproportionate effect on the Borrower and its Subsidiaries, taken as a whole; (iv) changes in GAAP, but only to the extent that such changes do not have a disproportionate effect on the Borrower and its Subsidiaries, taken as a whole; (v) changes in applicable law which do not have a disproportionate effect on the Borrower and its subsidiaries, taken as a whole; or (vi) any failure by the Borrower to meet internal financial projections (it being understood that an underlying cause of such failure may itself be a Material Adverse Effect).
You agree (a) to indemnify and hold harmless each Commitment Party, the Lead Arranger and their respective affiliates and the respective officers, directors, employees, advisors, affiliates and agents of such persons (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing (each a “Proceeding”), regardless of whether any indemnified person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or by any other person, and to reimburse each indemnified person upon demand for any reasonable legal or other out of pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from (x) the willful misconduct or gross negligence of such indemnified person or (y) a material breach in bad faith by such indemnified person of its express obligations hereunder pursuant to a claim initiated by the Borrower, and (b) to reimburse the Commitment Parties and the Lead Arranger and their affiliates on demand for reasonable out-of-pocket expenses that have been invoiced prior to the Closing Date or following termination or expiration of the commitments hereunder (including due diligence expenses, travel expenses, consultants’ fees and expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof (provided that such legal fees charges and disbursements in respect of counsel shall be limited to one primary counsel, and one local counsel in each applicable jurisdiction, for the Commitment Parties and the Administrative Agent and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses). You also agree that no indemnified person shall have any liability to you for any special, indirect, consequential or punitive damages. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic telecommunications or other information transmission systems except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person, or for any special, indirect, consequential or punitive damages in connection with the Facility or in connection with its activities related thereto.
This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party and the Lead Arranger (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, each Commitment Party and the Lead Arranger. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto.
This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. The Borrower hereby irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the state or federal courts located in the City of New York, Borough of Manhattan. Nothing in this Commitment Letter shall affect any right that the Commitment Parties or the Lead Arranger may otherwise have to bring any action or proceeding relating to this Commitment Letter, the Term Sheet or the Fee Letter against the Borrower or its properties in the courts of any jurisdiction. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York, Borough of Manhattan.
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet, nor any Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly thereof) and (c) you may disclose the aggregate fee amount contained in this Commitment Letter and the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the transactions described herein in any public or regulatory filing requirement (including any filing requirement of the Securities and Exchange Commission) relating to the transactions described herein (and only to the extent aggregated with all other fees and expenses of the transactions described herein and not presented as an individual line item unless required by applicable law, rule or regulation); provided that the foregoing restrictions shall cease to apply in respect to the existence and contents of this Commitment Letter (but not in respect of the fee amount contained in this Commitment Letter and the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.
The Commitment Parties shall use all nonpublic information received by them in connection with the transactions described herein and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates, (c) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (d) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the transactions contemplated hereby and any related transactions, (e) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of Commitment Letter and (f) for purposes of establishing a “due diligence” defense. The provisions of this paragraph shall automatically terminate on the earlier of (i) the date the definitive documentation for the Facility becomes effective and (ii) two years following the date of this Commitment Letter.
You acknowledge that each Commitment Party, the Lead Arranger and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or the Lead Arranger will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by the Commitment Parties and the Lead Arranger of services for other companies, and will not furnish any such information to other companies. You also acknowledge that each Commitment Party and the Lead Arranger have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies. You further acknowledge that the Lead Arranger and each Commitment Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Lead Arranger or any Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Lead Arranger or any Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
Each Commitment Party and the Lead Arranger may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits of such Commitment Party or the Lead Arranger hereunder.
The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or each Commitment Party’s commitment hereunder.
Each Commitment Party and the Lead Arranger hereby notifies you that pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each of the lenders under the Facility may be required to obtain, verify and record information that identifies you and your subsidiaries, which information may include your name, address, tax identification number and other information that will allow such Commitment Party and the Lead Arranger and each of the lenders under the Facility to identify you and your subsidiaries in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party, the Lead Arranger, each of the lenders under the Facility and each of their respective affiliates.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to the Lead Arranger executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on October [__], 2014. Each Commitment Party’s commitment and the Lead Arranger’s agreements herein will expire at such time in the event the Lead Arranger has not received such executed counterparts in accordance with the immediately preceding sentence.
[Signature Page Follows]
Commitment Letter

Commitment Letter
Each Commitment Party and the Lead Arranger is pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

J.P. MORGAN SECURITIES LLC

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Accepted and agreed to as of the date first written above by:

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

By:
Name:
Title:

13

Exhibit A
SUPERIOR INDUSTRIES INTERNATIONAL, INC.
SENIOR SECURED CREDIT FACILITY

Summary of Terms and Conditions

November 1, 2014
_______________________________

I.Parties

Borrower:	Superior Industries International, Inc. (the “Borrower”).

Guarantors:
Superior Industries North America, LLC, Superior Industries International Arkansas, LLC and any other of the Borrower’s material (as materiality shall be agreed upon by the Borrower and the Administrative Agent) direct and indirect domestic subsidiaries other than (A) any subsidiary that is prohibited by law, regulation or pre-existing contractual obligation from providing such guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guaranty or where the provision of such guaranty would result in material adverse tax consequences as reasonably determined by the Borrower, (B) any direct or indirect domestic subsidiary (i) substantially all of the assets of which consist of the equity or debt of one or more Foreign Subsidiaries (as defined below) or (ii) that is treated as a disregarded entity for U.S. federal income tax purposes that holds equity or debt of one or more CFCs, in each case, so long as such domestic subsidiary does not conduct any business or activity other than the ownership of such equity or debt and does not incur, and is not otherwise liable for, any indebtedness or other liabilities, (C) any domestic subsidiary that is a direct or indirect subsidiary of a CFC, (D) not-for-profit subsidiaries, captive insurance subsidiaries and special purpose entities used for securitization facilities, if any, (E) solely in the case of any obligation under any hedging agreement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor (as defined below) and any and all guarantees of such Guarantor’s obligations under secured hedging agreements by other Loan Parties (as defined below)) and (g) any subsidiary to the extent that the burden or cost of providing a guaranty outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent and the Borrower (collectively, the “Guarantors”) shall unconditionally guaranty all of the Borrower’s obligations under and in connection with the Revolving Credit Facility (as defined below) and the Borrower and the Guarantors shall unconditionally guaranty interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Lender or any affiliate thereof.

“CFC” means any existing or future direct or indirect subsidiary of the Borrower organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia, that is a controlled foreign corporation for purposes of section 957 of the Internal Revenue Code of 1986, as amended.

Collateral:
The obligations of the Borrower and the Guarantors under the Revolving Credit Facility shall be secured by (i) a first priority perfected security interest in and lien on the existing and future personal property of the Borrower and each Guarantor and (ii) a pledge of, and a first perfected security interest in (a) 100% of the equity interests of each of the Borrower’s existing and future direct and indirect domestic subsidiaries and foreign subsidiaries (other than CFCs) and (b) 65% of the equity interests of any CFC owned directly by the Borrower or a Guarantor. All of the collateral security described above is referred to collectively as the “Collateral”. The Collateral will also secure certain interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Lender or any affiliate thereof.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property and all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) assets subject to certificates of title (other than motor vehicles subject to certificates of title, provided that perfection of security interests in such motor vehicles shall be limited to the filing of Uniform Commercial Code financing statements), letter of credit rights (other than to the extent the security interest in such letter of credit right may be perfected by the filing of Uniform Commercial Code financing statements) with a value of less than an amount to be mutually and reasonably agreed and commercial tort claims with a value of less than an amount to be mutually and reasonably agreed, (iii) pledges and security interests prohibited by applicable U.S. law, rule or regulation (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute “Excluded Assets”, (iv) equity interests in any entity other than wholly owned subsidiaries to the extent not permitted by customary terms in such subsidiary’s organizational or joint venture documents (unless any such restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law), (v) voting equity interests in excess of 65% of the voting equity interests of any CFC owned directly by the Borrower or a Guarantor), (vi) those assets as to which the Administrative Agent and the Borrower agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (vii) trust accounts, payroll accounts and escrow accounts, (viii) cash to secure letter of credit reimbursement obligations to the extent such secured letters of credit are issued or permitted, and such cash collateral is permitted, under the Credit Documentation (as amended, waived, supplemented or modified from time to time), (ix) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, and (x) foreign assets (other than pledges of equity interests in Foreign Subsidiaries as contemplated above), (the foregoing described in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) are, collectively, the “Excluded Assets”; provided that, “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets)). In addition, in no event shall (x) control agreements or control or similar arrangements be required with respect to deposit or securities accounts unless so requested by the Administrative Agent, and in such case the Borrower shall only be required to use commercially reasonable efforts to obtain such agreements and (y) other than pledges of equity interests in Foreign Subsidiaries as contemplated above, the Borrower or any of its subsidiaries be required to take any action with respect to the creation or perfection of liens under foreign law with respect to any Collateral. Additionally, the Credit Documentation shall contain provisions allowing for release from the Collateral of (i) assets sold to an entity that is not the Borrower or any subsidiary of the Borrower in compliance with the Credit Documentation (as amended, waived, supplemented or modified from time to time) and (ii) assets owned by a subsidiary Guarantor after release of such subsidiary Guarantor in compliance with the Credit Documentation (as amended, waived, supplemented or modified from time to time).

All the above-described pledges and security interests shall be created on terms to be set forth in the Credit Documentation; and none of the Collateral shall be subject to other pledges or security interests (except permitted liens) and other exceptions.

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB” and, in such capacity, the “Administrative Agent”).

Syndication Agent:	Wells Fargo Bank, National Association (“WFB”).

Lenders:	JPMCB, WFB and any other financial institution which becomes party to the Credit Documentation (as defined below) from time to time (collectively, the “Lenders”).

II.Revolving Credit Facility

Type and Amount of Facility:	Five-year revolving credit facility (the “Revolving Credit Facility”) in the amount of $100,000,000 (the loans thereunder, the “Revolving Credit Loans”).

Availability:
The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the “Revolving Credit Termination Date”).

Letters of Credit:
A portion of the Revolving Credit Facility not in excess of $10,000,000 shall be available for the issuance of letters of credit for the account of the Borrower and its subsidiaries (the “Letters of Credit”) by JPMCB (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above) unless cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Lender).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the immediately succeeding business day following notice to the Borrower. To the extent that the Borrower does not so reimburse the Issuing Lender within such time period, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis based on their respective Revolving Commitments and, if conditions to borrowing have been satisfied, the Borrower shall be permitted to borrow an aggregate principal amount of Revolving Loans equal to such unreimbursed amount.

Swing Line Loans:
A portion of the Revolving Credit Facility not in excess of $10,000,000 shall be available, on a discretionary basis, for swing line loans (the “Swing Line Loans”) from JPMCB (in such capacity, the “Swing Line Lender”) on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

	Maturity:	The Revolving Credit Termination Date.

Purpose:
The proceeds of the Revolving Credit Loans shall be used to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses, other investments, restricted payments and any other purpose not prohibited by the Credit Documentation).

Expansion Feature:
Subsequent to the Closing Date, the Borrower may, at its option and subject to conditions to be determined, request to increase the aggregate amount of the Revolving Credit Facility or obtain incremental term loans in an amount up to $50,000,000 without the consent of any Lenders not participating in such increase or incremental term loans. The requested increase(s) may be assumed by one or more existing lenders and/or by other financial institutions, as agreed by the Borrower and the Administrative Agent.

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

	Optional Prepayments and Commitment Reductions:	Revolving Credit Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be agreed upon.

IV.	Certain Conditions

Initial Conditions:
The availability of the Revolving Credit Facility shall be conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”) on or before December 15, 2014:

(a)The Borrower and the Guarantors shall have executed and delivered satisfactory definitive financing documentation with respect to the Revolving Credit Facility (the “Credit Documentation”).

(b)The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

(c)The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and (iii) satisfactory financial statement projections through and including the Borrower’s 2017 fiscal year, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).

(d)Liens creating a first priority security interest in the Collateral being delivered on the Closing Date shall have been perfected (subject to post-closing requirements to be agreed between the Administrative Agent and the Borrower).

(e)The Lenders shall have received such legal opinions, documents and other instruments as are customary for transactions of this type or as the Administrative Agent may reasonably request.

(f)Subject to exceptions to be mutually agreed, the Administrative Agent shall have received evidence satisfactory to it that any credit facilities currently in effect for the Borrower and its subsidiaries have been terminated and cancelled and any and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the proceeds of the initial Revolving Credit Loans) and any and all liens thereunder have been terminated and released.

On-Going Conditions:
The making of each extension of credit (but not any continuation of, or conversion to, any loan bearing interest at the Adjusted LIBO Rate) shall be conditioned upon (a) the accuracy of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a “material adverse change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under the Credit Documentation or (c) the validity or enforceability of any of the Credit Documentation or the rights or remedies of the Administrative Agent and the Lenders thereunder.

V.Certain Documentation Matters

The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, in consultation with the Borrower:

Representations and Warranties:
Representations and warranties will be limited to the following, in each case with exceptions, limitations and qualifications to be mutually agreed: financial statements; no material adverse change; corporate existence; compliance with law and agreements; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens and collateral documents; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; accuracy of disclosure; solvency; security interest; and anti-corruption laws and sanctions.

Affirmative Covenants:
Affirmative covenants will be limited to the following, in each case with customary exceptions, limitations and qualifications to be mutually agreed: delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws (including implementation and maintenance of policies and procedures in respect of anti-corruption laws and sanctions) and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; use of proceeds (including in respect of anti-corruption laws and sanctions); and guarantor and collateral requirements.

Financial Covenants:
The Borrower will comply with the following financial covenants (to be tested on a consolidated basis):

- Total Leverage Ratio. On the last day of each fiscal quarter, the Borrower shall maintain a ratio of (i) consolidated total indebtedness to (ii) Consolidated EBITDA of not more than 3.00 to 1.00.

- Fixed Charge Coverage Ratio. On the last day of each fiscal quarter, the Borrower shall maintain a ratio of (i)(a) Consolidated EBITDA, minus (b) expense for taxes paid in cash to (ii) the sum of (a) consolidated interest expense, plus (b) scheduled installments of principal on all indebtedness having a final maturity of one year or more from the date of incurrence thereof, plus (c) an amount equal to $15,000,000, plus (d) ordinary dividends of not less than (x) from the Closing Date through and including the fiscal quarter of the Borrower ending on or about December 31, 2015, 1.15 to 1.00 and (y) from and after the fiscal quarter of the Borrower ending on or about March 31, 2016, 1.25 to 1.00.

- Consolidated EBITDA shall be calculated for the Borrower and all of its subsidiaries and include customary add-backs, including, without limitation, for (i) non-cash charges, fees and expenses, (ii) cash transaction fees and expenses solely in respect of the consummation of acquisitions, dispositions and equity issuances, in each case permitted by the Credit Documentation in an aggregate amount not to exceed 5% of Consolidated EBITDA for such period (calculated without giving effect to the add-back described in this clause (ii)), (iii) restructuring charges (for a specific period and not on a continuing basis during the term of the Revolving Credit Facility) subject to a cap to be mutually agreed, and shall also include such other add-backs and deductions to be mutually agreed upon. Consolidated EBITDA shall be calculated giving pro forma effect to acquisitions and dispositions as if such acquisitions and dispositions occurred at the beginning of the measuring period in which such acquisitions were consummated.

Financial covenants shall be calculated (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Borrower or any subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.

Negative Covenants:
Limitations on: indebtedness; liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of equity interests; investments, loans, advances, guarantees and acquisitions; capital expenditures; optional payments and modifications of subordinated debt instruments; transactions with affiliates; sale and leasebacks; swap agreements; changes in fiscal year; restrictive agreements; and changes in lines of business.

In addition to other customary baskets and exceptions to be agreed, the baskets and exceptions in the negative covenants will include, without limitation, the following:

(a)a basket for material unsecured indebtedness (“Additional Indebtedness”) (i) so long as at the time of and immediately after giving effect to the incurrence of such Additional Indebtedness on a pro forma basis, (x) no default shall exist or result therefrom and (y) the Borrower is in compliance with the Financial Covenants described above, (ii) such indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 91 days after the Revolving Credit Termination Date (it being understood that any provision requiring an offer to purchase such indebtedness as a result of a change of control or asset sale provision shall not violate the foregoing restriction), (iii) such indebtedness is not guaranteed by any subsidiary of the Borrower other than the Guarantors (which guarantees, if such indebtedness is subordinated, shall be expressly subordinated to the obligations of the Borrower and the Guarantors under the Credit Documentation on terms not less favorable to the Lenders than the subordination terms of such subordinated indebtedness), (iv) the financial covenants or events of default applicable to such indebtedness are not more onerous or more restrictive in any material respect (taken as a whole), as determined in good faith by the board of directors of the Borrower, than the applicable financial covenants and events of default set forth in the Credit Documentation and (v) (1) such Additional Indebtedness shall not be subject to a dollar limitation so long as at the time of and immediately after incurring such indebtedness on a pro forma basis, the Total Leverage Ratio is less than 2.50 to 1.00 and (2) in all other cases, the aggregate principal amount of any such Additional Indebtedness does not exceed $15,000,000;

(b)a basket for indebtedness or obligations secured by liens on assets (not constituting Collateral) of the Borrower and its subsidiaries so long as the aggregate principal amount of the indebtedness and other obligations subject to such liens does not at any time exceed $10,000,000;

(c)other customary indebtedness baskets and exceptions to be agreed between the Borrower and the Administrative Agent;

(d) acquisitions shall be permitted (“Permitted Acquisitions”) subject to customary requirements and so long as at the time of and immediately after giving effect to such Permitted Acquisition on a pro forma basis, no default shall exist or result therefrom, and the consideration paid in respect thereof (i) shall not be subject to a dollar limitation so long as at the time of and immediately after giving effect to such Permitted Acquisition on a pro forma basis, the Total Leverage Ratio is less than 2.50 to 1.00 and (ii) shall be permitted in an aggregate annual amount not to exceed $5,000,000 in all other cases;

(e)dividends, distributions, repurchases, redemptions and other restricted payments (collectively, “Restricted Payments”) shall be permitted (i) without regard to a dollar limitation so long as at the time of and immediately after giving effect to such Restricted Payment on a pro forma basis, (A) no default shall exist or result therefrom, (B) the Total Leverage Ratio is less than 2.25 to 1.00 and (C) the Borrower is in compliance with the Fixed Charge Coverage Ratio and (ii) in an aggregate annual amount not to exceed $20,000,000 in all other cases;

(f)a basket for capital expenditures (“Capital Expenditures”) so long as at the time of and immediately after giving effect to such Capital Expenditure on a pro forma basis, no default shall exist or result therefrom, and the consideration paid in respect thereof (i) shall not be subject to a dollar limitation so long as at the time of and immediately after giving effect to such Capital Expenditure on a pro forma basis, the Total Leverage Ratio is less than 2.50 to 1.00 and (ii) shall be permitted in an aggregate annual amount not to exceed $40,000,000 in all other cases, with 25% of any unused portion of the annual limit in any year permitted to be carried forward to the immediately succeeding year only;

(g)investments (“Investments”) shall be permitted (i) without regard to a dollar limitation so long as at the time of and immediately after giving effect to such Investment on a pro forma basis, no default shall exist or result therefrom and the Total Leverage Ratio is less than 2.25 to 1.00 and (ii) in an aggregate outstanding amount not to exceed $20,000,000 in all other cases; and

(h)a general basket for asset sales with a fair market value in an aggregate amount during the term of the Revolving Credit Facility not to exceed $20,000,000.

Events of Default:
Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; Credit Documentation ceasing to be in full force and effect or any party thereto so asserting; violation of covenants (subject, in the case of certain affirmative covenants, to notice and a thirty calendar day grace period); cross-default; bankruptcy events (with a 60-day grace period for involuntary proceedings); certain ERISA events; material judgments; and a change of control (the definition of which is to be agreed).

Voting:
Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding greater than 50% of the aggregate amount of the Revolving Credit Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the Revolving Credit Facility (or, if there are only two Lenders under the Revolving Credit Facility, the approval of each such Lender), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Revolving Credit Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages or pro rata sharing provisions and (ii) release of the Borrower as a guarantor and releases of all or substantially all of the Collateral or Guarantors.

Assignments and Participations:
The Lenders shall be permitted to assign to certain eligible assignees all or a portion of their Revolving Credit Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower (provided that (1) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten business days after having received notice thereof and (2) the Borrower’s withholding consent to an assignment to a distressed-debt fund or a vulture fund shall not be deemed to be unreasonable), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) a payment or bankruptcy (with respect to the Borrower) Event of Default has occurred and is continuing, (b) the Administrative Agent, (c) the Issuing Lender and (d) the Swing Line Lender. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Borrower and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their Revolving Credit Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Revolving Credit Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Revolving Credit Facility only upon request.

Yield Protection:
The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law regardless of the date enacted, adopted or issued), in each case, subject to customary limitations and exceptions, and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

The Credit Documentation shall (a) contain provisions regarding the timing for asserting a claim in respect of yield protection and/or taxes and (b) provide that, with respect to provisions relating to yield protection and increased costs, a Lender will not be entitled to demand compensation for any yield protection or increased cost unless such demand is reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to the Credit Documentation in respect of yield protection and increased costs after consideration of such factors as such Lender then reasonably determines to be relevant.

Expenses and Indemnification:
The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lenders and their affiliates associated with the syndication of the Revolving Credit Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel; provided that such legal fees, disbursements and charges shall be limited to one primary counsel, and one local counsel in each applicable jurisdiction, for the Administrative Agent and the Lenders), and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of one primary counsel (and one local counsel in each applicable jurisdiction) for the Administrative Agent and one additional counsel for all of the Lenders and additional counsel as the Administrative Agent or any Lender or group of Lenders determines are necessary in light of actual or potential conflicts of interest or the availability of different claims of defenses) in connection with the enforcement of the Credit Documentation and (c) fees and expenses associated with other advisors and professionals engaged by the Administrative Agent or the Lenders.

The Administrative Agent, the Lead Arranger, the Lenders and their affiliates and the respective officers, directors, employees, advisors and agents of such persons will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of the indemnified party) or (y) a material breach in bad faith by such indemnified party of its express obligations under the Credit Documentation pursuant to a claim initiated by the Borrower.

Replacement of Lenders:
The Credit Agreement will contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding greater than 50% of the aggregate amount of Revolving Credit Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the Revolving Credit Facility shall have consented thereto.

Defaulting Lenders:	The Credit Documentation will contain the Administrative Agent’s customary provisions in respect of defaulting lenders.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent:	Sidley Austin LLP.

2

Annex I
Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Revolving Credit Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin;

provided, that all Swing Line Loans shall bear interest based upon the ABR.

As used herein:

“ABR” means the greatest of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period on the applicable date plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

“LIBO Rate” means the rate at which eurocurrency deposits in the London interbank market for one, two, three or six months (as selected by the Borrower) are quoted on the applicable Reuters screen.

Interest Payment Dates:	In the case of Revolving Credit Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Revolving Credit Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:
The Borrower shall pay a commitment fee calculated at the rate prescribed in the pricing grid attached hereto as Annex I-A on the average daily unused amount of the Revolving Credit Facility, payable quarterly in arrears. For purposes of calculating the commitment fee, Swing Line Loans shall not be considered usage of the Revolving Credit Facility.

Letter of Credit Fees:
The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders and shall be payable quarterly in arrears.

A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:
After default, the applicable interest rate and Letter of Credit Fee will be increased by 2% per annum (and new Eurocurrency Loans may be suspended). Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

1

Annex I-A

Pricing Grid

Pricing Level	Total Leverage Ratio	Commitment Fee	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans
Level I	≤ 0.75 to 1.00	0.20%	0.75%	0%
Level II	> 0.75 to 1.00 but ≤ 1.25 to 1.00	0.20%	1.00%	0%
Level III	> 1.25 to 1.00	0.20%	1.25%	0.25%

If at any time the Borrower fails to deliver the quarterly or annual financial statements or certificates required under the Credit Documentation on or before the date such statements or certificates are due, Pricing Level III shall be deemed applicable for the period commencing three (3) business days after such required date of delivery and ending on the date which is three (3) business days after such statements or certificates are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable.

Except as otherwise provided in the paragraph below, adjustments, if any, to the Pricing Level then in effect shall be effective three (3) business days after the Administrative Agent has received the applicable financial statements and certificates (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Notwithstanding the foregoing, Pricing Level I shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable financial statements for the Borrower’s fiscal quarter ending on or about December 31, 2014 (unless such financial statements demonstrate that Pricing Level II or III should have been applicable during such period, in which case such other Pricing Level shall be deemed to be applicable during such period) and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.